Exhibit 10.29

Anthony L. Grasa
Director of Coke and
Metallurgical/Export Sales

Sun Coke Company
Landmark Center, N-600
1111 Northshore Drive
Knoxville TN 37919-4093
865 558 3253 Phone
865 558 3280 Fax

November 22, 2000

Mr. Michael I. Tarkoff

Manager, Raw Material Purchasing

Ispat Inland Steel Company

3210 Watling Street 8-160

East Chicago, Indiana 46312

Dear Mike:

I am writing to memorialize the agreement between Ispat Inland Steel Company (“Inland”), and Indiana Harbor Coke Company, L.P. (“IHCC”) regarding (i) Inland’s purchase of certain coke; and (ii) certain amendments to Amended and Restated Coke Purchase Agreement between IHCC and Inland dated as of February 19, 1998 (the “Agreement”). Except as otherwise indicated, capitalized terms used herein have the same meaning as those specified in the Agreement.

With respect to Inland’s purchase of certain coke, IHCC and Inland hereby agree as follows:

1. 2001 Excess Coke. IHCC will sell and Inland will purchase all of the coke produced at the Coke Plant during the 2001 Contract Year in excess of the Minimum Coke Purchase Requirement (the “2001 Excess Coke”). IHCC reasonably estimates, but does not guarantee, that 2001 Excess Coke production will range from 100,000 to 130,000 Tons. If IHCC has reason to believe that actual production of 2001 Excess Coke may vary from this estimated range, it shall promptly notify Inland.

2. Price and Payment. Subject to the quality price adjustments set forth herein, the price per Ton of the 2001 Excess Coke shall be the price for Coke set forth in Section 5.1 of the Agreement, including the Credit Discount. However, and except as otherwise provide for herein, Inland is not obligated to deposit any percentage of the Credit Discount for the 2001 Excess Coke into an escrow account or to provide a substitute letter of credit in lieu of such deposit. Payments by Inland to IHCC shall be made in accordance with Article VII of the Agreement. IHCC shall separately itemize Excess Coke sales in invoices for purchases of Coke by Inland.

3. Excess Coke Quality, Remedies for Nonconforming Excess Coke. All 2001 Excess Coke shall conform to the Coke Quality Specifications. Such conformance shall be determined in accordance with Section 4.3 of the Agreement. Inland may, in its sole discretion, reject any 2001 Excess Coke that exceeds one or more of the Reject Values specified in Schedule 4.1 of the Agreement. The Contract Price for 2001 Excess Coke that does not meet one or more of the Coke Quality Specifications, but is not rejected by Inland, shall be subject to the price adjustments calculated in accordance with the formulas set forth in Schedule 4.7 of the Agreement. Any such price adjustment(s) for deliveries of 2001 Excess Coke shall be debited or credited in the manner set forth in Section 4.8 of the Agreement.

4. Deliveries. Subject to the availability of 2001 Excess Coke, IHCC shall deliver 2001 Excess Coke to Inland in reasonably ratable increments throughout the Contract Year Such deliveries shall be made FOB at the following delivery points:

(i) the conveyor belting leading to Inland’s No.7 blast furnace; or

(ii) railcars provided by Inland at locations in the Coke Plant designated by IHCC.

Title and all risk of loss, damage or destruction with respect to 2001 Excess Coke will pass to and be assumed by Inland upon delivery thereof,

5. Actual Production. If, at the conclusion of the 2001 Contract Year, the amount of Coke delivered to Inland by IHCC does not exceed 1.22 millions Tons, then all Coke previously identified as 2001 Excess Coke shall be counted as Coke sold by IHCC to Inland pursuant to the Agreement. In connection therewith, Inland shall promptly deposit into escrow the percentage of the Credit Discount required to be deposited pursuant to Article IX of the Agreement, or arrange for the issuance of letters of credit in accordance with the amendment to Article IX of the Agreement set forth herein.

6. Arbitration of Disputes. Any claim or controversy arising out of the agreement of the parties as memorialized herein or the breach of this agreement shall be resolved by binding arbitration in accordance with Article XII of the Agreement.

IHCC and Inland hereby agree to amend the Agreement as follows:

1. Notification of Availability and Exercise of Option to Purchase Excess Production; Pricing. During the second quarter of each Contract Year immediately proceeding Contract Years 2002, 2003, and 2004, IHCC will notify Inland in writing as to the quantity of any Coke in excess of the Minimum Coke Purchase Requirement reasonably anticipated by IHCC to be produced during the subsequent Contract Year (“Excess Coke”). On or before August 15 of the applicable Contract Year, Inland shall advise IHCC in writing as to whether it elects to purchase the entirety of such Excess Coke. Any such election by Inland shall be irrevocable. The price per Ton for such Excess Coke shall be the Contract Price, including the Credit Discount. Provided, Inland shall not be required to deposit any percentage of the Credit Discount for such Excess Coke into an escrow account or to provide a substitute letter of credit. Such Excess Coke shall not be included in determining compliance by Inland with its obligation to purchase the Minimum Coke Purchase Requirement.

2. Letter of Credit. Commencing as of the date hereof, and provided Inland is not in default of the Agreement, Inland may substitute letters of credit issued in favor of IHCC for the escrow deposits required pursuant to Article IX of the Agreement. The credit amount set forth therein shall not be less than the escrow deposits otherwise required to be made pursuant to Article IX of the Agreement. Any such letter shall be issued by the Chase Manhattan. Bank, or a similarly reputable bank, and shall be consistent with the provisions of Section 4 of the Escrow Agreement. In addition, the form, any additional terms, conditions, and/or requirements pertaining to each such letter of credit shall be subject to the reasonable approval of IHCC. IHCC agrees to cooperate with Inland as reasonably necessary to cause the substitution of letters of credit and the release of escrow funds, or the resubstitution of escrow funds, and the release of letters of credit, as the case may be, in accordance with this paragraph.

3. Scope of Amendment. Except as expressly amended hereby, all terms, conditions, and/or requirements of the Agreement remain in full force and effect. If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter.

Sincerely,

Anthony Grasa on behalf of Indiana Harbor Coke Company, the general partner of Indiana Harbor Coke Company, L.P.

Duly executed and agreed on this November 22, 2000.

Ispat Inland Steel Company

By:	/s/ Michael I. Tarkoff
Mr. Michael I. Tarkoff

3